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BANSAL & CO LLP
CHARTERED ACCOUNTANTS

Independent Accountant's Report

We have reviewed the accompanying interim balance sheet of Interactive Systems, Inc (the "Company") as of March 31, 2021, the related statements of operations, stockholders' equity (deficit), and cash flows for the three months then ended and the related notes (collectively referred to as the "interim financial statements")These financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants prescribed by PCAOB. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

SKBansal

BANSAL & CO LLP New Delhi Chartered Accountants

Mr. Surinder K. Bansal

M. No. 014301

We have served as the Company's auditor since 2021.
Partner
Bansal & Co. LLP,
New Delhi, India
Date: September 30, 2021
UDIN : **21014301AAAABU5989**